UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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FORTISSIMO ACQUISITION CORP.

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FORTISSIMO ACQUISITION CORP.
14 Hamelacha Street
Park Afek
Rosh Ha’ayin 48091
Israel

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 24, 2008

This supplement supplements and amends the proxy statement dated August 12, 2008 of Fortissimo Acquisition Corp. (“Fortissimo”) mailed to you in connection with the solicitation of proxies on behalf of the board of directors of Fortissimo for use at the annual meeting of stockholders to be held at 10:00 a.m., Eastern Time, on Wednesday, September 24, 2008, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, New York 10022. This supplement is being mailed to stockholders on or about September 11, 2008.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this supplement to the proxy statement constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, the safe-harbor provisions of that act do not apply to statements made in this proxy statement. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;
•	contain projections of future results of operations or financial condition; or
•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this supplement to the proxy statement and in the proxy statement itself provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

•	the number and percentage of our stockholders voting against the merger proposal and seeking conversion;
•	management of growth;
•	general economic conditions;
•	Fortissimo’s business strategy and plans; and
•	the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this supplement to the proxy statement.

All forward-looking statements included herein attributable to any of Fortissimo, Psyop, Inc. (“Psyop”), Stink Ltd. (“Stink”) or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Fortissimo and Stink undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the approval of the merger agreement, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this supplement to the proxy statement could have a material adverse effect on Fortissimo. If you have already submitted your proxy and wish to change your vote, please refer to the proxy statement for the procedures to be followed to do so.

NON-BINDING LETTER OF INTENT WITH STINK LTD.

On September 9, 2008, Fortissimo entered into a non-binding letter of intent with Stink Ltd. (“Stink”), a London-based award-winning international production company that produces commercials and other content for advertising agencies and clients located throughout the world. More information concerning the business of Stink Ltd. is included below.

The non-binding letter of intent indicates that, following and conditioned upon the completion of the pending merger with Psyop, the combined Fortissimo/Psyop entity would merge with Stink to form a global animation, visual effects, digital content and production company, initially focused on the advertising market.

The proposed terms of the transaction with Stink are summarized below. Readers are advised that the complete text of the non-binding letter of intent is contained in an exhibit to a Current Report on Form 8-K filed by Fortissimo with the Securities and Exchange Commission on September 10, 2008. If a transaction with Stink is ultimately entered into, it is likely that it will contain some terms that are different from those described in this supplement.

Pursuant to the terms of the non-binding letter of intent, the combined Fortissimo/Psyop entity would acquire all of the outstanding equity interests of Stink in exchange for the following payments to the current equity owners of that business:

•	a cash payment of $5,941,267 at closing
•	4,538,863 shares of Fortissimo common stock
•	upon the achievement of the following revenue and EBITDA milestones, the following cash bonus shall be payable to the shareholders of Stink and to the former owners of Psyop prior to its merger with Fortissimo in accordance with the following ratio — 41.6667% to the former owners of Psyop prior to its merger with Fortissimo and 58.3333% to the Stink shareholders. Such milestones shall be payable on a sliding scale of 90% – 110% (i.e., if 90% of the threshold is met, only 90% of the bonus is paid out)

	Earnout (All Figures in $)
	2009	2010	2011
Revenue	120,000,000	156,000,000	203,000,000
Bonus	2,000,000	2,000,000	2,000,000
EBITDA	11,500,000	14,400,000	18,000,000
Bonus	6,500,000	6,500,000	6,500,000
•	upon the redemption or exercise of Fortissimo’s outstanding warrants, the former owners of Psyop prior to its merger with Fortissimo and the equity owners of Stink would share in the following contingent payments:
•	in the event that Fortissimo calls the public warrants for redemption, which then results in more than a majority of the outstanding public warrants being exercised, a cash payment of $15.0 million (pro rata in accordance with amount of warrants exercised following the call for redemption), shall be payable and an additional 500,000 shares of common stock of Fortissimo shall be issued to the shareholders of Stink and Psyop, in each case in accordance with the following ratio — 41.6667% to the former owners of Psyop prior to its merger with Fortissimo and 58.3333% to the Stink shareholders; or
•	if, prior to a redemption call, a majority of the outstanding public warrants are exercised, a cash payment of $8.0 million (pro rata in accordance with amount of warrants exercised), shall be payable to the shareholders of Stink and Psyop, in accordance with the following ratio — 41.6667% to the former owners of Psyop prior to its merger with Fortissimo and 58.3333% to the Stink shareholders, in which event they will not be entitled to the $15.0 million payment or the 500,000 shares of common stock of Fortissimo described above.

•	with respect to outstanding debt of Psyop as of the closing of its merger with Fortissimo, an amount of cash equal to 140% of the amount of such outstanding debt shall be paid to Stink shareholders in the event that Stink has no outstanding debt at the time of the closing of the merger with Stink; provided, however, that the total of all cash consideration payable to Stink (including the initial cash payment of $5,941,267) and the payment to Stink in respect of Psyop’s outstanding debt, shall not exceed in the aggregate $6.7 million. If Stink would otherwise be entitled to additional cash consideration, the amount of such consideration in excess of $6.7 million shall be payable in the form of shares of Fortissimo common stock at the price per share at the time of the consummation of the Stink transaction (calculated as the average of the closing prices for a share of Fortissimo common stock for the thirty trading days preceding the date that is two trading days prior to the closing date of the Stink transaction).
•	to provide a fund for payment to Fortissimo with respect to its post-closing rights to indemnification under the merger agreement for breaches of representations and warranties and covenants by Stink, there will be placed in escrow (with an independent escrow agent) 10% of the Fortissimo stock and cash (453,886 shares and $594,127 cash) payable to the Stink shareholders at the time of the consummation of the Stink transaction.

In addition, the former owners of Psyop prior to its merger with Fortissimo would agree to the following modifications to the terms of the merger consideration in the transaction currently pending between Fortissimo and Psyop, which modifications would be effective only if the merger with Stink is consummated substantially on the terms described herein:

•	the payments of $3 million in 2008 and $3 million in 2009 for achievement of certain EBITDA milestones, payable to the former owners of Psyop prior to its merger with Fortissimo pursuant to the terms of the Psyop merger agreement, will be cancelled; and
•	the earnout payments provided for in the Psyop merger agreement will be eliminated and replaced with the earnout payments described above (to be shared among the former owners of Psyop prior to its merger with Fortissimo and the Stink shareholders, as described above).

The non-binding letter of intent also contains provisions relating to the proposed Board of Directors following the merger with Stink. It would consist of 7 persons, two designated by Fortissimo (one of whom shall be independent), two designated by the former owners of Psyop prior to its merger with Fortissimo (one of whom shall be independent), two designated by the Stink shareholders (one of whom shall be independent), and one person appointed jointly by the former owners of Psyop prior to its merger with Fortissimo and the Stink shareholders (who shall be independent). These persons would be elected at a special meeting of the stockholders of Fortissimo/Psyop that will be called to approve the Stink transaction if such transaction goes forward.

The non-binding letter of intent contains the following conditions to closing: (i) customary closing conditions for a transaction of this type, including but not limited to (a) the satisfaction with the results of confirmatory due diligence review to be conducted over a period of sixty days commencing upon the indication of the acceptance of this proposal, during which time Stink agrees not to initiate, solicit, encourage, discuss, negotiate or accept any offers regarding a sale of its business or assets with any third party, (b) the receipt by FAC of audited financial statements for the prior three years and unaudited but reviewed financial statements for the stub period, in each case audited or reviewed by an accounting firm whose audit report will be accepted by the United States Public Company Accounting Oversight Board, (c) the satisfaction with the results of confirmatory financial due diligence, including review of the audited financial statements referred to above, (d) the absence of any material adverse change in the business, assets, financial condition or prospects of the business, (e) the parties obtaining all required regulatory, board, shareholder and other third party approvals, including without limitation the approval of the public company stockholders of FAC/Psyop, and (f) negotiation and execution of employment agreements satisfactory to FAC/Psyop with certain key employees of Stink; (ii) the Fortissimo/Psyop merger having been consummated, and (iii) the execution of mutually agreeable legal documentation for the proposed transaction.

Pursuant to the non-binding letter of intent, each of the parties to that letter agreed to bear its own legal, accounting and other expenses in connection with the proposed transaction, whether or not the proposed transaction is consummated.

The non-binding letter of intent contains other standard provisions for such a document, including provisions relating to confidentiality, trading restrictions on the stock of Fortissimo, governing law and consent to jurisdiction, and information about the non-binding nature of the letter.

DESCRIPTION OF THE BUSINESS OF STINK LTD.

Overview

Stink Ltd. is an award winning international production company that specializes in producing commercials, music videos, short films and varying “branded” content. Although its main focus has been advertising, its talent has been drawn from an exceptional group of filmmakers, photographers, writers, musicians and other artists affiliated with the advertising and film industry. With the increasing fragmentation of media, Stink believes that it will have even greater opportunities to produce content for the Internet; branded content for television, iPhone, iPod and other similar mobile devices; and traditional commercials for over-the-air media.

Stink works exclusively with a group of highly talented individuals, including directors, creatives and producers, whose work has received numerous industry awards. When Stink is awarded the production of a commercial, it assigns the project to one of its producers/directors and outsources the infrastructure necessary to complete the shoot in the most professional and efficient manner. The infrastructure the company secures includes, but is not limited to equipment, locations, crew, postproduction services, animation services etc. Some aspects of the production work might be also be performed in-house by Stink and its team although the vast majority of the work is being outsourced.

Customers

During its 10-year history, Stink has developed strong relationships with advertising agencies and clients. Stink’s mission has always been to attract the most lucrative and creative work from the most talented agencies and clients, regardless of where they’re based in the world. This principle has been the driving force behind Stink’s success and its positioning as a global company.

The advertising agencies with which Stink has worked closely include: Saatchi & Saatchi; Ogilvy London; Jung von Matt (Hamburg); BBH (London and New York); McCanns; Mother, Lowe and Partners; 180; AMV BBDO; Wieden & Kennedy; DDB London; Forsman & Bodenfors (Gothenburg); Leo Burnett’s; Lowe Brindfors (Stockholm); Fallon; and Springer & Jacoby (Hamburg).

The corporate advertisers on behalf of whom Stink has produced commercials are companies in a wide variety of industries, including automotive, airlines, financial services companies and alcoholic beverage companies. Stink’s end-user advertisers include: Adidas; Amnesty International; BMW; British Petroleum; Citibank; Coca-Cola; E-Bay; Ford; Heinekin; Honda; HSBC; Lexus; MasterCard; Nike; RayBans; Samsung; SAS; Smirnoff; Sony; T-Mobile; Toyota; Volkswagen; and Volvo.

Awards

Stink has won numerous awards for its work, including the following:

•	Cannes Gold Lions for: Stella Artois “Doctor” 2002, Honda “Everyday” 2004, Rexona “Stunt City” 2005, Honda “Impossible Dream” 2006, Nike “Pretty” 2007 — Silver & Bronze Lions for: Stella Artois “Pilot” 2005, Toyota “Humanity” & VW Golf “Singing in the rain” 2006, Vaseline “Sea of Skin” & Adidas “Equipo” 2007.
•	D&AD Pencils for: Stella Artois “Doctor” 2002, Honda “Everyday” 2004, Stella “Pilot” 2005, Vaseline “Sea of Skin” 2007.
•	BTAA (British Television Advertising Awards) Gold & Silver for: Honda “Everyday” 2004, Stella “Pilot” 2005, Honda “Impossible Dream”, VW “Singing in the Rain”, Rexona “Stunt City” (all 2006), Toyota “Humanity” and Nike “Pretty” 2007.

•	Various AICP, Andy, Clios, Kinsale, Meribel, Creative Circle, The One, Eurobest and London International Awards.
•	BTAA & Campaign Production Company of the Year 2005/6
•	APA Most awarded production company 2006
•	Meribel Awards most successful production company 2006/7

Information About the Stink Group of Companies

Stink Ltd. is a holding company which owns the following entities (in the percentages indicated):

•	100% of Stink Digital, a company that sources and generates creative opportunities across different media and devices. This includes web builds, microsite builds, hosting and general interactive design work, as well as more specialized digital extensions such as widgets, mobile phone applications and platform software.
•	70% of Rokkit Ltd., a London-based “boutique” production company, which focuses on animation and more experimental directors, (the remaining 30% is owned by, Stink’s partner in that company);
•	60% of Stink SAS, a Paris-based production company, which produces commercials and music videos for clients located in France and Belgium (the remaining 40% is owned by Stink’s partners in Paris);
•	85% of Stink GmbH, a Berlin-based production company, which produces commercials and music videos for clients located in Germany, Switzerland and Austria (the remaining 15% is owned by Stink’s partner in Germany).

Stink’s Strategy

Stink has established offices in London, Paris and Berlin from which they are able to service other European countries. Stink has recently worked on several projects in China and is exploring opening offices in China as well as in India in the near future. Stink intends on building upon its reputation and experience to penetrate additional markets.

In addition, through Stink Digital, a full-service digital production company, the company provides a range of interactive capabilities to clients and agencies utilizing various forms of media. Stink is able to produce advertisements and branded content for the internet and for use on various mobile devices and platforms, and intends to increase its activities in this area.

Reasons Why the Managements of Fortissimo and Psyop Believe the Proposed Transaction with Stink is Beneficial

The managements of Fortissimo and Psyop believe that the proposed acquisition of Stink by the combined Fortissimo/Psyop entity would be beneficial to the company for several reasons:

•	Complementary to Psyop’s business — Stink produces primarily live action-based commercials, while Psyop specializes in design, animation and special effects-based commercials, in which live action is sometimes a part. A joint entity would have at its disposal experts and resources in all these areas, providing customers with top talent in many disciplines all under one roof and allowing the new company to capitalize on the growing trend of mixed media, multi-platform projects.
•	Existing Relationship and Operating Efficiencies — Psyop and Stink have been referring business to each other and have combined their resources and expertise to work together on several large international projects during the past two years, with very successful results. As a single company, some overhead would be combined, and some tasks previously outsourced by each company would be able to be performed in-house. For example, much of the post-production work currently outsourced by Stink would be done by the Psyop group. Additionally, there are potential cost savings to be achieved from combining the sales and marketing of both entities.

•	Geographic Expansion — Stink is located in Europe, while Psyop is located in the U.S. Each entity’s reputation, strength, experience and expertise in their region would facilitate growth in the other party’s region.
•	Platform for Additional Growth — The combined company would immediately become a significant player in the production/post production arena for the advertising and marketing industries, serving as a solid foundation upon which to further grow and capitalize on the new opportunities in digital content creation.

SUMMARY FINANCIAL DATA FOR STINK LTD.
(unaudited)

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2005	2006	2007	2007	2008
	(US$ in thousands)
Revenue	$36,085	$30,963	$53,760	$28,063	$29,090
EBITDA	1,404	350	698	598	901
Adjusted EBITDA*	2,911	1,498	2,684	1,572	2,079
Net Income	973	181	227	325	570
Adjusted Net Income*	2,480	1,329	2,213	1,299	1,748

*	Eliminates certain payments to shareholders, which will not occur post-merger. These payments totaled $1,507, $1,148 and $1,986 for the years ended December 31, 2005, 2006 and 2007, respectively, and $974 and $1,178 for the six months ended June 30, 2007 and 2008, respectively.

DESCRIPTION OF THE MANAGEMENT OF STINK LTD.

The current management of Stink Ltd. consists of the following persons:

Daniel Bergmann.  Daniel Bergmann, 46, is currently Managing Director of Stink, a position he has held since September 1998. Prior to that, from 1993 to September 1998 he was a producer, Executive Producer and Partner of Stillking Production, a production service company in Prague, providing production services for foreign companies wishing to shoot in and around the Czech Republic.

Robert Herman.  Robert Herman, 44, is currently Chief Operating Officer and Partner of Stink, positions he has held since March 2008. Previously, he was Head of Production at Stink, a position he held from September 1998 to February 2008. Prior to that, from May 1996 to September 1998, he was Senior Executive Producer at Freedom Films, a commercial production company. Prior to that, from June 1993 to May 1996, he was Producer/Executive producer at Rogue Films, a commercial production company. Prior to that, he worked at The Moving Picture Company, as a post-production producer.

Ivan Zacharias.  Ivan Zacharias, 33, is currently Director and Partner of Stink, positions he has held since September 1998. Prior to that, he worked as a director through Stillking in Prague, and Blink in London.

Blake Powell.  Blake Powell, 35, is currently Head of UK Sales for Stink, a position he has held since February 2003. Prior to that, from March 1998 to January 2003, he was Production Manager at John Clark Productions, a London Production Company.

Stephen Brierley.  Stephen Brierley 47, is currently Head of UK Production for Stink, a position he has held since March 2008. Prior to that, from January 1991 to February 2008, he was a freelance producer at various companies including Oil Factory, Ten Bears, Produktion, Limelight, The Clinic, 2AM Films, Love Film Production company, Serious Pictures and Stink.

Mark Pytlik.  Mark Pytlik, 30, is currently Managing Director of Stink Digital, a position he has held since March 2007. Prior to that, from September 2004 to February 2007, he was Associate Editor at Boards Magazine, one of the world's leading publications on commercial production, interactive marketing and the advertising industry at large.

Nils Schwemer.  Nils Schwemer, 36, is currently Managing Director of Stink GmbH, Stink’s German subsidiary, a position he has held since April 2006. Prior to that, from August 2004 to July 2005, he was Executive Broadcast Producer at Euro RSCG Fuel Europe, an advertising agency based in Amsterdam.

Sylvaine Mella.  Sylvaine Mella, 48, is currently Managing Director of Stink Paris, Stink’s French subsidiary, a position she has held since Spring 2007. Prior to that, she was Executive producer at Télécréateurs from September 2001 to Spring 2006, then Head of Commercials at Partizan.

CERTAIN RISK FACTORS RELATING TO THE PROPOSED TRANSACTION WITH STINK

We may fail to enter into a definitive merger agreement with Stink or to consummate any merger transaction with Stink.

We have entered into a non-binding letter of intent with Stink. The non-binding letter of intent is subject to numerous conditions, which are described above. These conditions include, among others, Fortissimo’s being satisfied with the results of confirmatory due diligence, the receipt by Fortissimo of audited financial statements for the prior three years and unaudited but reviewed financial statements for the stub period, in each case audited or reviewed by an accounting firm whose audit report will be accepted by the United States Public Company Accounting Oversight Board, the satisfaction with the results of confirmatory financial due diligence, including review of the audited financial statements referred to above, the absence of any material adverse change in the business, assets, financial condition or prospects of Stink’s business, and the parties obtaining all required regulatory, board, shareholder and other third party approvals, including – without limitation – the approval of the public company stockholders of Fortissimo/Psyop. In addition, the transaction with Stink is conditioned upon the Fortissimo/Psyop merger having been consummated. There can be no assurance that we will be able to successfully negotiate a definitive merger agreement with Stink nor that we will be able to consummate any merger transaction with them.

Even if the transaction is consummated, we may not realize the anticipated benefits of merging with Stink.

There are numerous potential synergies and cost savings that are possible if the combined Fortissimo/Psyop entity were to merge with Stink. These include being able to provide a more comprehensive suite of offerings to advertising agencies and their clients than either business could provide separately. However, achieving the potential benefits of the merger with Stink is subject to uncertainties, including whether the Fortissimo/Psyop entity integrates Stink in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in expected revenues and diversion of management's time and energy and could materially and adversely impact Fortissimo/Psyop's business, financial condition and results of operations.

We may experience difficulties integrating Stink with the combined Fortissimo/Psyop business.

Integrating Stink’s operations into the Fortissimo/Psyop business will be a time-consuming process that will require considerable attention on the part of our management. We may experience unanticipated difficulties or expenses in connection with the integration of global animation, visual effects, digital content and production functions. Similarly, the process of combining sales and marketing forces, consolidating information technology, communications and administrative functions, and coordinating product and service offerings can take longer, cost more, and provide fewer benefits than initially projected. To the extent any of these events occurs, the anticipated benefits of the proposed merger with Stink may not be realized, or may be realized more slowly than is currently expected. In addition, any failure to integrate the two companies in a timely and efficient manner may increase the risk that the proposed merger with Stink will result in the loss of customers or key employees or the continued diversion of the attention of management.

The combined company will be dependent on certain key personnel, and the loss of any of these persons may prevent us from implementing our combined business plan in an effective and timely manner.

Our success depends, and the success of the combination of the combined Fortissimo/Psyop entity with Stink will depend, largely upon the continued services of our executive officers and other key personnel, including creative and operational executives. Any loss or interruption of the services of one or more of our executive officers or these key personnel could result in our inability to manage our operations effectively and/or pursue our business strategy.

ADDITIONAL INFORMATION

If a transaction between the combined Fortissimo/Psyop entity and Stink proceeds, a more detailed description of Stink’s activities, as well as its audited financials, will be provided to stockholders in a proxy statement at a later date to enable shareholders to make an informed decision prior to a vote on the matter. This proxy supplement is being provided solely to inform shareholders of the non-binding letter of intent that has been entered into with Stink, and the terms of a proposed merger. However, there can be no assurance that the proposed merger will in fact be consummated, or if consummated, that it will be consummated at the terms currently being proposed.

Stockholders of Fortissimo are reminded that the vote being held at the Annual Meeting of Stockholders is with respect to the merger of Fortissimo and Psyop. The proposed transaction discussed above with respect to Stink is not on the agenda at that meeting.

Stockholders are urged to read this supplement carefully together with the proxy statement, dated August 12, 2008, previously mailed to our stockholders on or about August 12, 2008. The information contained in this supplement replaces and supersedes any inconsistent information set forth in the proxy statement. If you need another copy of the proxy statement or this supplement, you may obtain it free of charge from Fortissimo by directing such request to: Fortissimo Acquisition Corp., Attention: Secretary, 14 Hamelacha Street, Park Afek, PO Box 11704, Rosh Ha’ayin 48091, Israel, telephone: (011) 972-915-7400. The definitive proxy statement, dated August 12, 2008, may also be found on the internet at www.sec.gov.

Any stockholder who has cast a vote or elected conversion rights by submitting a proxy may change that vote or election in accordance with the procedures set forth in the proxy statement.